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Exhibit 23.1

                         Independent Auditors' Consent

The Board of Directors
Southern Mineral Corporation
 Employee Stock Purchase Plan:

We consent to incorporation by reference in the registration statements on Form S-8 of (No. 33-60571 and 333-12375) of Southern Mineral Corporation of our report dated July 6, 1999, relating to the statements of net assets available for benefits of the Southern Mineral Corporation Employee Stock Purchase Plan as of December 31, 1998, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 1998, annual report on Form 11-K of the Southern Mineral Corporation Employee Stock Purchase Plan. Our report dated July 6, 1999, contains an explanatory paragraph that states that Southern Mineral Corporation's (the Plan's sponsor) substantial indebtedness, covenant requirements and working capital deficit raise substantial doubt about its ability to continue as a going concern. The Southern Mineral Corporation Employee Stock Purchase Plan financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                        KPMG LLP

Houston, Texas
July 8, 1999